Exhibit 10.5

EXECUTION VERSION

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of October 13, 2021, by and among RedBall Acquisition Corp., a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance with the Business Combination Agreement (such entity, including the continuing Delaware corporation, “Parent”), the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), and SeatGeek, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Company Common Stock and Company Preferred Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Common Stock and Company Preferred Stock, together with any shares of Company Common Stock or Company Preferred Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Showstop Merger Sub I Inc., a Delaware corporation (“First Merger Sub”), Showstop Merger Sub II LLC, a Delaware limited liability company (“Second Merger Sub”), and the Company entered into a Business Combination Agreement and Plan of Reorganization (as amended or modified from time to time, the “Business Combination Agreement”) pursuant to which, among other transactions, First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving such Second Merger as a wholly owned subsidiary of Parent;

WHEREAS, in connection with the Mergers, immediately prior to and subject to the consummation of the Mergers, each share of Company Preferred Stock that is issued and outstanding immediately prior to the filing of the certificate of merger for the First Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in such certificate of merger) (the “First Effective Time”) will be automatically converted into (i) a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter in accordance with the terms of the Company Charter and (ii) a number of shares of Company Common Stock issuable with respect to any accrued dividends in accordance with the terms of the Company Charter ((i) and (ii) collectively, the “Company Preferred Stock Conversion”);

WHEREAS, in accordance with the terms of the Business Combination Agreement, each share of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock pursuant to the Company Preferred Stock Conversion) that is issued and outstanding immediately prior to the First Effective Time shall no longer be outstanding and shall cease to exist and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive a certain number of shares of Parent Common Stock and if applicable and subject to the election of the holders of Company Capital Stock, cash pursuant, and subject to, the terms of the Business Combination Agreement; and

WHEREAS, as an inducement to Parent and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Company Stockholder hereby acknowledges that it has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earliest of (a) the First Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”), each Company Stockholder shall be bound by and comply with Section 6.4 (Acquisition Proposals) of the Business Combination Agreement (and any relevant definitions contained in such Section) as if (a) such Company Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.4 (Acquisition Proposals) also referred to such Company Stockholder (but for the avoidance of doubt, the “Person” referred to in the Acquisition Proposal definition shall refer to the Company, not the Company Stockholder).

Section 1.2 Publicity. No Company Stockholder may issue any press release or other public communications relating to the Transactions without the prior approval of Parent and the Company; provided that no Company Stockholder shall be required to obtain consent pursuant to this Section 1.2 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public by Parent or the Company. The restriction in this Section 1.2 shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, contract or agree to sell, that in such an event, the Company Stockholder making the announcement shall use its commercially reasonable efforts to consult with Parent and the Company in advance as to its form, content and timing.

Section 1.3 No Transfer. Prior to the Expiration Time, no Company Stockholder shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (i) collectively, a “Transfer”); (iii) grant any proxies or powers of attorney with respect to any or all of such Company Stockholder’s Subject Shares; (iv) take any action with the intent to prevent, impede, interfere with or adversely affect such Company Stockholder’s ability to perform its obligations under this Stockholder Support Agreement; or (v) publicly announce any intention to effect any transaction specified in clause (i) or (ii), provided, however, that (x) if a Company Stockholder is an individual, such Company Stockholder may Transfer any such Subject Shares (A) to any member of such Company Stockholder’s immediate family, or to a trust for the benefit of such Company Stockholder or any member of such Company Stockholder’s immediate family, the sole trustees of which are such Company Stockholder and/or any member of such Company Stockholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Company Stockholder; or (y) if a Company Stockholder is an entity, such Company Stockholder may Transfer any Subject Shares to any partner, member, or affiliate of such Company Stockholder; provided further, that, in each case, such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee of such Subject Shares evidences in a writing reasonably satisfactory in form and substance to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same extent as such transferring Company Stockholder; provided, further, that any Transfer permitted under this Section 1.3 shall not relieve a Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.3 with respect to a Company Stockholder’s Subject Shares shall be null and void.

Section 1.4 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

Section 1.5 Stockholder Agreements. Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the Stockholders of the Company (or any adjournment or postponement thereof), in each case whether held in person or held in virtual format, and in any action by written consent of the Stockholders of the Company requested by the board of directors of the Company or otherwise undertaken as contemplated by the Transactions (which written consent shall be delivered promptly, and in any event within three Business Days, after the Registration Statement (as contemplated by the Business Combination Agreement) is declared effective under the Securities Act), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented) covering, in person or by proxy, all of its Subject Shares:

(a) to approve and adopt the Business Combination Agreement and the Transactions, including the Mergers;

(b) to the extent such Company Stockholder’s Subject Shares include shares of Company Preferred Stock, to authorize and approve the Company Preferred Stock Conversion;

(c) in any other circumstances upon which a consent or other approval is required or sought under the Company Charter or otherwise sought with respect to the Business Combination Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;

(d) against and withhold consent with respect to the entry into or consummation of any Acquisition Proposal (in each case other than the Business Combination Agreement and the Transactions); and

(e) against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, including the Mergers and the Company Preferred Stock Conversion, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article 9 of the Business Combination Agreement not being fulfilled;

provided, however, that such Company Stockholder shall not vote or provide consent with respect to any of its Subject Shares that are not held by the Company’s directors, officers, affiliates or greater than 5% shareholders of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude Parent from filing the Registration Statement with the SEC as contemplated by the Business Combination Agreement. Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing prior to the Expiration Time.

Section 1.6 No Challenges. Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, First Merger Sub, Second Merger Sub, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

Section 1.7 Affiliate Agreements. Each Company Stockholder hereby agrees and consents to the termination of the Contracts set forth on Schedule II to which such Company Stockholder is party, effective as of the First Effective Time without any further liability or obligation to the Company, any of the Company’s Subsidiaries, Parent, First Merger Sub or Second Merger Sub.

Section 1.8 Amended Registration Rights Agreement; Lock-Up Agreement. Each of the Company Stockholders set forth on Schedule III will deliver, substantially simultaneously with the First Effective Time, (a) a duly executed copy of the Amended Registration Rights Agreement substantially in the form attached as Exhibit F to the Business Combination Agreement and (b) a duly-executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit G to the Business Combination Agreement.

Section 1.9 Further Assurances. Each Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.10 No Inconsistent Agreement; No Voting Trusts or other Arrangements. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder. Company Stockholder agrees that prior to the Expiration Time, Company Stockholder will not, and will not permit any entity under Company Stockholder’s control to, deposit any of the Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares, or subject any of the Subject Shares to any arrangement with respect to the voting of the Subject Shares other than as provided hereunder and under the Contracts set forth on Schedule II.

Section 1.11 Consent to Disclosure. Each Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Governmental Authority or to securityholders of Parent) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Stockholders. Each Company Stockholder represents and warrants as of the date hereof to Parent and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a) Organization; Due Authorization. If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (subject to the Enforceability Exceptions). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.

(b) Ownership. Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) affecting any such Subject Shares, other than Liens or other limitations and restrictions pursuant to (i) this Agreement, (ii) the Company Charter, (iii) the Business Combination Agreement, (iv) any Contract set forth on Schedule II or (v) any applicable securities Laws, including transfer restrictions under the Securities Act. Such Company Stockholder’s Subject Shares are the only shares of capital stock in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Contracts set forth on Schedule II. Such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company, other than any Company Warrants or Company Options held by such Company Stockholder.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Parent or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Parent and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Company Stockholder, for which the Company or any of its Subsidiaries may become liable.

(g) Acknowledgment. Such Company Stockholder understands and acknowledges that each of Parent and the Company is entering into the Business Combination Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Company Stockholder, the written agreement of Parent, the Company and such Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or

can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.2.

Section 3.3 Waiver Of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and the Company Stockholder.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (and otherwise as of the immediately following Business Day) (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Parent:

RedBall Acquisition Corp.

667 Madison Avenue, 16th Floor

New York, NY 10065

Attention: David Grochow

Email: dgrochow@redbirdcap.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attention: Robert C. Schwenkel; John M. Bibona; Randi Lally; Roy Tannenbaum

Email: robert.schwenkel@friedfrank.com; john.bibona@friedfrank.com;

randi.lally@friedfrank.com; roy.tannenbaum@friedfrank.com

If to the Company:

SeatGeek, Inc.

902 Broadway, 10th Floor

New York, NY 10010-7121

Attention: Adam Lichstein

Email: alichstein@seatgeek.com

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention: Stephane Levy; David Silverman; Rupa Briggs

Email: slevy@cooley.com; dsilverman@cooley.com; rbriggs@cooley.com

If to a Company Stockholder:

To such Company Stockholder’s notice information set forth in Schedule I with a copy to (which will not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention: Stephane Levy; David Silverman; Rupa Briggs

Email: slevy@cooley.com; dsilverman@cooley.com; rbriggs@cooley.com

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement, the Business Combination Agreement and the agreements referenced herein and therein, including any exhibits thereto, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

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IN WITNESS WHEREOF, the Company Stockholders, Parent, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Parent, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

PARENT:

REDBALL ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholders, Parent, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY:

SEATGEEK, INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]